Exhibit 99.1

Contacts:	Phil D. Kramer	Roy I. Lamoreaux
	Executive Vice President and CFO	Manager, Investor Relations
	713/646-4560 — 800/564-3036	713/646-4222 — 800/564-3036
FOR IMMEDIATE RELEASE
Plains All American Pipeline Declares Increased Distribution on
Limited Partner Units; Announces Participation in IPAA MLP
Conference & Comments on Fourth-Quarter Guidance
(Houston — January 16, 2008) Plains All American Pipeline, L.P. (NYSE: PAA) today announced a cash distribution of $0.85 per unit ($3.40 per unit on an annualized basis) on all of its outstanding limited partner units. The distribution will be payable on February 14, 2008, to holders of record of such units at the close of business on February 4, 2008. The distribution represents an increase of approximately 6.3% over the quarterly distribution of $0.80 per unit paid in February 2007 and an increase of approximately 1.2% over the November 2007 distribution of $0.84 per unit. This constitutes the 15th consecutive increase in quarterly distributions for the Partnership and the 22nd increase in the last twenty-eight quarters.
The Partnership also announced it will present at the Independent Petroleum Association of America’s 2008 Oil & Gas Investment Symposium for Master Limited Partnerships on Thursday, January 17, 2008, at the Houstonian Hotel in Houston. Greg L. Armstrong, Chairman and CEO of the Partnership, will make the presentation commencing at 10:45 a.m. Central Time. The presentation will be webcast live and archived for a period of 90 days at the following link: http://www.investorcalendar.com/CEPage.asp?ID=124346. The presentation materials will also be posted on the Partnership’s website at www.paalp.com shortly before the start of the presentation.
In anticipation of the presentation, the Partnership also stated that it expects its adjusted earnings before interest expense, income taxes and depreciation and amortization (“Adjusted EBITDA”) for the fourth quarter 2007 will be near the lower end of the guidance range of $165 million to $185 million contained in the Partnership’s Form 8-K furnished on November 1, 2007. The Partnership affirmed its preliminary 2008 Adjusted EBITDA guidance range of $760 million to $810 million that was also furnished in the Form 8-K on November 1st. The Partnership will provide additional commentary on fourth-quarter results as well as more detailed 2008 guidance, including first-quarter guidance, in conjunction with its year-end earnings conference call on February 14, 2008.
Non-GAAP Financial Measures
EBITDA is a non-GAAP financial measure. Net income and cash flows from operations are the most directly comparable GAAP measures to EBITDA. Adjusted EBITDA excludes selected items impacting comparability. The Partnership’s Form 8-K furnished on November 1, 2007 presents a calculation of Adjusted EBITDA and a reconciliation of EBITDA to net income. A copy of the November 1 Form 8-K is available on the Partnership’s website (www.paalp.com) under “Investor Relations — Operational and Financial Guidance.” In addition, the Partnership maintains on its website a reconciliation of all non-GAAP financial information, such as EBITDA, that it reconciles to the most comparable GAAP measures. To access the information, investors should click on the “Investor Relations” link on the Partnership’s home page and then the “Non-GAAP Reconciliation” link on the Investor Relations page.
Plains All American Pipeline, L.P. is a publicly traded master limited partnership engaged in the transportation, storage, terminalling and marketing of crude oil, refined products and liquefied petroleum gas and other natural gas related petroleum products. Through its 50% ownership in PAA/Vulcan Gas Storage, LLC, the Partnership is also engaged in the development and operation of natural gas storage facilities. The Partnership is headquartered in Houston, Texas.
Forward Looking Statements
Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from results anticipated in the forward-looking statements. These risks and uncertainties include, among other things: failure to implement or capitalize on planned internal growth projects; the success of our risk management activities; environmental liabilities or events that are not covered by an indemnity, insurance or existing reserves; maintenance of our credit rating and ability to receive open credit from our suppliers and trade counterparties; abrupt or severe declines or interruptions in outer continental shelf production located offshore California and transported on our pipeline system; shortages or cost increases of power supplies, materials or labor; the availability of adequate third party production volumes for transportation and marketing in the areas in which we operate and other factors that could cause declines in volumes shipped on our pipelines by us and third party shippers; fluctuations in refinery capacity in areas supplied by our main lines and other factors affecting demand for various grades of crude oil, refined products and natural gas and resulting changes in pricing conditions or transmission throughput requirements; the availability of, and our ability to consummate, acquisition or combination opportunities; our access to capital to fund additional acquisitions and our ability to obtain debt or equity financing on satisfactory terms; successful integration and future performance of acquired assets or businesses and the risks associated with operating in lines of business that are distinct and separate from our historical operations; unanticipated changes in crude oil market structure and volatility (or lack thereof); the impact of current and future laws, rulings and governmental regulations; the effects of competition; continued creditworthiness of, and performance by, our counterparties; interruptions in service and fluctuations in tariffs or volumes on third party pipelines; increased costs or lack of availability of insurance: fluctuations in the debt and equity markets, including the price of our units at the time of vesting under our Long-Term Incentive Plans; the currency exchange rate of the Canadian dollar; weather interference with business operations or project construction; risks related to the development and operation of natural gas storage facilities; general economic, market or business conditions; and other factors and uncertainties inherent in the transportation, storage, terminalling, and marketing of crude oil, refined products and liquefied petroleum gas and other natural gas related petroleum products discussed in the Partnership’s filings with the Securities and Exchange Commission.
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